Exhibit 10.11

1/18/2019	787 Watervliet-Shaker Road Latham, NY 12110

Joel Culp

Dear Joel,

On behalf of Latham Pool Products, I am pleased to extend this formal contingent job offer for the position of Chief Marketing Officer (CMO) with a starting date on Monday, February 11, 2019. In this capacity, you will report to Scott Rajeski, President and CEO in accordance with the duties and responsibilities outlined and discussed during the interviewing process and memorialized in the position description.

Your annual rate of pay will be $315,000.00 which equates to $12,115.38 biweekly on our normal pay schedule and based on a 40 hour workweek. This position is classified as salaried (Exempt) and ineligible for overtime. You will receive a company-provided cell phone. Or, if you prefer to keep your personal cell phone to use for work purposes, you will receive a monthly allowance of $50.00. (We can discuss what you prefer to do.) In addition to your salary, you will receive a monthly car allowance of $700.00.

You will be eligible for the Management Incentive Bonus (MIB) program Tier-1 (50% of base pay) which is generally paid annually in the 1st quarter of the year proceeding the prior plan year. Your bonus plan (MBOs) will be determined in accordance with Latham’s annual business plan objectives which involves KPIs, projects and individual goals. Participation in the bonus plan is governed by a separate plan document that will be reviewed with you in greater detail upon hire. This plan represents discretionary payments that are designed to reward you for your active contribution assisting Latham achieve its business objectives. (This plan may be amended from time to time at the discretion of Latham and without notice. Any payment under this plan is separate from your base salary and any other benefit program.)

As a special consideration with this employment offer, we are pleased to offer you a signing bonus of $150,000.00. This bonus will be paid in one lump sum after you have been employed by Latham for 30 days. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave Latham Pool Products within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing bonus. (By your signature on this employment offer, you authorize Latham to withhold this amount from any severance and other final pay you receive upon termination of employment.)

As a member of the Senior Leadership Team, you will be provided with six (6) months of base salary, if your employment is terminated without Cause, contingent on the execution of Employment Agreement provided under separate cover. In addition, you will be eligible for the Company’s Profits Interest Plan and will be awarded .66 basis points of profits units. This Plan aligns the interests of management with our private equity owners and rewards exceptional performance. The profits units vest based on time and Company performance. The terms and conditions of these units will be provided in a separate agreement.

At time of hire, a relocation package will also be provided to you (not to exceed $50,000.00) to assist with expenses related to your move to the Latham, NY area so you can work from Latham’s headquarters. (This payment requires 100% repayment if you voluntarily terminate employment or are terminated for cause within 24 months of hire).

Relocation Assistance includes:

•	One (1) residence-hunting trip for you and your spouse for up to three (3) days (including airfare, hotel accommodations, meals and related expenses (rental car, airport parking fees, etc.)
•	Temporary living expenses for up to 90 days, which includes a hotel or a corporate apartment
•	Any cost to connect and disconnect utilities because of the move
•	The cost to store your belongings for no more than 30 consecutive days after the move
•	Mileage incurred on your personal vehicle (one time) if you choose to drive your vehicle from Texas to your new residence versus transporting through a moving service
•	Real estate and associated expenses (including attorney fees) involving the sale of your current residence
•	Actual moving expenses (after obtaining at least two quotes) from Texas to New York of your household goods and personal effects from the former residence to the new residence; please note – if there are any unusual items being considered for a move (RV, boat, more than two vehicles, etc., we will need to discuss as this may be prohibited according to IRS rules
•	Closing expenses associated with the purchase of a new home in the Capital Region, NY area

See IRS Publication 521 for additional information regarding the tax treatment of moving expenses incurred for work purposes under employer Accountable Plan.

You will be eligible for any fringe benefits extended to Latham full-time employees subject to the terms and conditions of the applicable plans. Currently, these benefits include group medical, dental, and vision care insurance, disability insurance, and life insurance, and the company-sponsored 401(k) plan. Such benefits are provided on the first day of the month following 60 days of employment. Therefore, if you commence employment on 2/11/2019 you will be eligible to elect coverage by 4/11/2019, and your benefits will be effective 5/1/2019. We will reimburse you for your out of pocket COBRA premiums for the months of March and April at a 70% rate (same cost share as our health benefits) as a bridge to your eligibility onto our plan. Additionally, our 401(k) plan has an automatic enrollment feature, as well as company match. You will be notified via mail about the plan and when the automatic enrollment begins. Should you choose to opt out, visit www.401K.com or call Fidelity at 1-800-835-5097.

The company also provides performance reviews on an annual basis for all employees. These reviews normally occur by mid-year, and any increase, if granted, normally occurs shortly thereafter near the end of the 3rd quarter of the calendar year. Therefore, your first opportunity for an increase will be considered within 12-18 months after your start date.

Pursuant to our vacation policy, which will be explained in detail during your orientation, on your start date, you will begin accruing vacation time at a rate of 3.08 hours per week (equivalent to four (4) weeks of vacation per year of employment). You may use vacation time once hours are accrued. That said, we will front-load two of those weeks on your start date so that they are available for your March vacation and any other plans you may have.

Additionally, the first 90 days of employment are considered an introductory and orientation period, and provides you and the company the opportunity to get to know each other. During this period, your performance will be evaluated to assess your potential for continued employment and you will have the opportunity to evaluate us as an employer.

Therefore, we encourage you to share your thoughts and build a positive relationship with your supervisor during your introductory and orientation period. Please recognize, however, that successful completion of this period is no guarantee of continued employment, as your employment is at-will for no set period of time and may be terminated for any reason at any time by either you or the company.

This offer is contingent on a successful background check including 1) completion of a pre-employment drug screening test that will be at our expense and must be completed before your first day of employment; 2) your ability to provide proof of your employment eligibility and identity as required under the Immigration Reform and Control Act of 1986, via the completion of an I-9 form; and 3) your execution of the enclosed Employment Agreement; 4) Professional Reference check; and 5) a successful motor vehicle check (MVR) where applicable for driving positions.

As an employee or Latham, you win be subject to all of the policies and procedures of the company, including the enclosed “Employee Agreement” regarding confidentiality, non-disclosure, non-solicitation and non-competition. In making this employment offer, Latham has no interest in obtaining the benefit of any trade secrets or confidential information of any kind from former employers. Accordingly, Latham cautions you not to disclose any trade secrets or confidential information for the benefit of Latham

If this offer of employment meets your expectations as we discussed, please sign a copy of this letter and the “Employee Agreement” together and return both items to me as soon as possible. Importantly, if you have any questions regarding any aspect of the employment process, please contact me at                   or                  .

We anticipate that you will provide significant contributions that will accelerate Latham’s growth goals and are truly looking forward to having you join Latham Pool Products’ Senior Leadership Team!

Cordially,

/s/ Melissa Feck

Melissa Feck

Chief Human Resources Officer

Latham Pool Products, Inc.

I have read this letter and I agree to, and accept, the terms and conditions contained herein.

/s/ Joel Culp	1/25/19
Joel Culp	Date